EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-211043 and 333-202374 on Form S-3 and Registration Statement Nos. 333-139661 and 333-149106 on Form S-8 of our report dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of Spectra Energy Corp and subsidiaries, and the effectiveness of Spectra Energy Corp’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Houston, Texas
February 24, 2017